Registration Statement No. ____________

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                       ---------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED
                       ---------------------------------




                                   DTOMI, INC.
                                   -----------
             (Exact name of registrant as specified in its charter)

               Nevada                                         98-0207554
(State or other jurisdiction of                       (I.R.S. Employer ID. No.)
 incorporation or organization)


                             200 Ninth Avenue North
                    Suite 220, Safety Harbor, Florida, 34965
                                 (727) 723-8664
                    (Address of Principal Executive Offices)

                       ---------------------------------
                       DTOMI, INC. 2001 STOCK OPTION PLAN
                              (Full Title of Plan)

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                              (Full Title of Plan)

                               David M. Otto, Esq.
                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                            Seattle, Washington 98164
                                 (206) 262-9545
      (Name, Address and Telephone Number of Agent for Service of Process)

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  If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

  Title of                                        Proposed Maximum           Proposed Maximum
  Securities               Amount to be           Offering Price Per         Aggregate Offering         Amount
  to be Registered         Registered*            Share**                    Price**                    of Fee
------------------------ ---------------------- -------------------------- -------------------------- --------------
  Common Stock,            2,000,000              $0.10                       $200,000                  $18.40
  $0.001 par value

  * The Dtomi, Inc. 2001 Stock Option Plan (the "Plan") authorizes the directors to fix the maximum number of shares of common stock of Dtomi, Inc. (the "Company" or the "Registrant"), par value $0.001 per share ("Common Stock") to be issued under the Plan. The directors have fixed 2,000,000 shares as the maximum number to be issued under the Plan, all of which are being registered hereunder. As of August 27, 2002, options to purchase 600,000 shares of common stock have been granted under the Plan pursuant to a Non-Qualified Stock Option Agreement dated August 27, 2002, by and between the Company and The Otto Law Group, PLLC; no shares of common stock have been issued pursuant to the exercise of options granted under the Plan; and a total of 2,000,000 shares are available for the exercise of options granted under the Plan in the future. There are also registered, pursuant to Rule 415, such additional indeterminate number of shares as may be issued as a result of the anti-dilution provision of the Plan.

  ** Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On August 27, 2002, the fair market value of Dtomi, Inc. Common Stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.10 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $200,000, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .000092.

  ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement: (i) the Company's Annual Report on Form 10-KSB and Form 10-KSB, as amended, for the fiscal year ended April 30, 2001, and (ii) the Company's Quarterly Reports on Form 10-QSB and Form 10-QSB, as amended, for the quarter ended June 30, 2002, March 31, 2002, October 31, 2001, July 31, 2001 (iii) the Company's Reports on Forms 8-K and Forms 8-K, as amended, filed April 5, 2002, March 21, 2002, March 6, 2002, January 29, 2002, November 7, 2001, and October 11, 2001. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

  ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

  The Otto Law Group, PLLC, who has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. David M. Otto is the 100% beneficial owner of securities of The Otto Law Group, PLLC. Mr. Otto is also Chairman of the Board of Directors of the Registrant and the beneficial owner of 190,193 shares of common stock of the Company and an option (the "Option") to purchase 600,000 shares of common stock of the Company. The 600,000 shares of common stock underlying the Option are being registered under this Registration Statement. There are no arrangements or understandings which would in any way cause Mr. Otto to be deemed an affiliate of the Registrant or a person associated with an affiliate of the Registrant.
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
  ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

  ITEM 8.  EXHIBITS

  The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

  ITEM 9.  UNDERTAKINGS

           (a)    The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                             (i) To include any prospectus required by Section
  10(a)(3) of the Securities Act;

                             (ii) To reflect in the prospectus any facts or
  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                             (iii) To include any material information with
  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                    (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Safety Harbor, Florida, on this 19th day of August, 2002.

                                      DTOMI, INC.
                                      --------------------
                                      (Name of Registrant)



  Date:  August 27, 2002              By: /s/ John "JT" Thatch
                                          ---------------------------------
                                          John "JT" Thatch, Chief Executive
                                          Officer, President, Secretary
                                          and Treasurer

                                POWER OF ATTORNEY

           Each person whose signature appears below constitutes and appoints John "JT" Thatch his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                      Title                                               Date
      ---------                      -----                                               ----
  /s/ John "JT" Thatch             Chief Executive Officer, President, Secretary       August 27, 2002
  -------------------------        Treasurer, and Director
  John "JT" Thatch


  /s/ David M. Otto                Chairman of the Board of Directors                  August 27, 2002
  -------------------------
  David M. Otto


  /s/ Parnell Clitus               Director                                            August 27, 2002
  -------------------------
  Parnell Clitus


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
                                INDEX TO EXHIBITS


  Number               Description
  ------               -----------

    4.1          Dtomi, Inc. 2001 Stock Option Plan (1)
    4.2          Non-Qualified Stock Option Agreement
      5          Opinion of The Otto Law Group PLLC
   23.1          Consent of The Otto Law Group, PLLC (contained in exhibit 5)
   23.2          Consent of Salberg & Co, P.A.

(1) Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB, filed on December 18, 2001.















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